UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2024

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	ASTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2024, Alexander Coleman notified the Board of Directors (the “Board”) of AST SpaceMobile, Inc. (the “Company”) of his decision to resign from the Board, effective on the same date. Mr. Coleman was a member of the Redemption Election Committee, a member of the Audit Committee and Chair of the Compensation Committee. The decision of Mr. Coleman to resign from the Board was not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On June 19, 2024, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Christopher Sambar as a director, effective June 20, 2024, to fill the vacancy on the Board created by Mr. Coleman’s resignation. Mr. Sambar will hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, disqualification, resignation or removal.

The Board has affirmatively determined that Mr. Sambar meets the applicable standards for an independent director under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). Mr. Sambar does not have any family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Sambar has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s Non-Employee Director Equity Compensation Program (the “Compensation Program”), Mr. Sambar is entitled to receive cash and equity compensation for his service on the Board. Under the Compensation Program, a director may decline the receipt of such cash or equity compensation by written notice to the Company. Mr. Sambar has delivered a written notice to the Company declining any cash or equity compensation under the Compensation Program for his service on the Board.

Christopher Sambar, age 50, is a corporate executive with extensive leadership experience spanning Network & Technology Operations, Capital Planning, Sales and Distribution, Investor Relations, Human Resources, Communications, and Corporate Strategy. Since April 2022, Mr. Sambar has served as the Head of Network at AT&T. In this role, he leads AT&T’s Global Network organization and teams responsible for technology architecture design, engineering, building, and operating AT&T’s next generation mobile and fiber networks. His responsibilities include overseeing one of the world’s largest network infrastructure capital deployments as well as for the 24/7 global operations team ensuring service continuity for more than 100 million AT&T mobile and broadband customers, and millions of business customers. Previously, from August 2019 to April 2022, Mr. Sambar was Executive Vice President - Technology Operations at AT&T, responsible for long-term technology initiatives and global planning, construction and engineering of AT&T’s mobile, fiber and core network infrastructure build programs. Since joining AT&T in 2002, Mr. Sambar has held various senior executive positions in AT&T’s FirstNet, Business Solutions, Consumer Broadband, Retail, Human Resources, and Corporate Strategy teams. Mr. Sambar serves on the Board for the National Medal of Honor Museum Foundation which is dedicated to honoring Medal of Honor recipients through the design, build, and maintaining of the museum, monument, and institute. Mr. Sambar holds an MBA from the University of Southern California and a Bachelor of Science degree from The United States Naval Academy. Following graduation from the Naval Academy, he served 7 years on active duty and 16 years in the reserves (Navy SEAL) with multiple deployments throughout Europe, the Middle East and one tour of duty during the Iraq war in 2005 and 2006.

Pursuant to the Amended and Restated Stockholders’ Agreement, dated as of June 5, 2024 (the “Stockholders’ Agreement”), AT&T has the right to nominate a director to the Board beginning with the 2024 annual meeting of the Company (the “2024 Annual Meeting”). Due to the resignation of Alexander Coleman from the Board, the Company and AT&T agreed that AT&T’s director nominee, Mr. Sambar, should fill the vacancy prior to the 2024 Annual Meeting. Mr. Sambar will stand for election at the 2024 Annual Meeting and will be considered AT&T’s director nominee pursuant to the Stockholders’ Agreement.

The Company will enter into its standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2021), with Mr. Sambar.

Item 7.01 Regulation FD Disclosure.

On June 24, 2024, the Company issued a press release related to the matters described in Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 24, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2024

AST SPACEMOBILE, INC.

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Chief Legal Officer